Exhibit 99.1

[GRAPHIC APPEARS HERE]

Contacts:	Daniel J. Thomas	Thomas E. Kiraly
	President and	Executive Vice President and
	Chief Executive Officer	Chief Financial Officer
	(972) 364-8111	(972) 364-8217

CONCENTRA AGREES TO SELL ITS WORKERS’ COMPENSATION

MANAGED CARE SERVICES BUSINESSES TO COVENTRY HEALTH CARE, INC.

ADDISON, Texas, February 8, 2007 – Concentra Operating Corporation (“Concentra” or the “Company”) today announced that it has signed a definitive agreement to sell its workers’ compensation managed care services business units to Maryland-based Coventry Health Care, Inc. (“Coventry”) (NYSE:CVH). Total consideration in the sale is $387.5 million, to be paid in cash at closing.

The business units that Concentra plans to divest in the transaction are its Workers’ Compensation Network Services (comprising its provider bill review and repricing services, and its FOCUS preferred provider organization), Field Case Management, Telephonic Case Management, Independent Medical Exams, and its Pharmacy Benefit Management business (First Script Network Services). These businesses generated a total of approximately $324 million of revenue in 2006.

The transaction is expected to be completed in 90 to 180 days, subject to closing conditions as well as regulatory and other customary approvals. Concentra estimates that the transaction will result in net after-tax proceeds of approximately $265 million, of which it currently anticipates that approximately $255 million will be used to prepay a portion of its senior term indebtedness.

Commenting on the announcement, Concentra’s President and Chief Executive Officer, Daniel J. Thomas, said, “We are excited about the prospects for our company in view of this transaction. Our customers will be well served by the combination of Concentra and Coventry’s workers’ compensation services businesses. When the sale is completed, Concentra will continue to own and operate the largest national network of health centers and to be the premier provider of cost-containment, claims review and repricing, and network management services to group health and auto insurers. With our strong position in these growing markets, and with our continuing businesses producing over $1 billion in annual revenues, we expect that our focus on these core business lines will produce attractive growth opportunities for Concentra in the years to come.”

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Concentra to Sell Certain Businesses to Coventry Health Care, Inc.

February 8, 2007

Dale B. Wolf, Chief Executive Officer of Coventry Health Care, added, “We are excited about the opportunities this transaction presents. These Concentra businesses and the talented professionals operating these businesses, when combined with our existing workers’ compensation operations, will result in a well integrated service offering that will be attractive to our customers.”

Coventry Health Care is a national managed health care company based in Bethesda, Maryland, operating health plans, insurance companies, network rental, managed care and workers’ compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services, including HMO, PPO, POS, Medicare Advantage, Medicare Prescription Drug Plans, Medicaid, Workers’ Compensation services and Network Rental to a broad cross section of individuals, employer and government-funded groups, government agencies, and other insurance carriers and administrators in all 50 states as well as the District of Columbia and Puerto Rico. More information is available on the Internet at www.cvty.com.

Concentra Operating Corporation, a wholly owned subsidiary of Concentra Inc., is dedicated to improving the quality of life by making healthcare accessible and affordable. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services that include employment-related injury and occupational healthcare, urgent care services, in-network and out-of-network medical claims review and repricing, access to preferred provider organizations, case management and other cost containment services. Concentra provides its services to approximately 200,000 employer locations and more than 1,000 insurance companies, group health plans, third-party administrators and other healthcare payors. The Company has 310 health centers located in 40 states. It also operates the Beech Street PPO network.

This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, changes in nationwide employment and injury rate trends; operational, financing and strategic risks related to the Company’s capital structure, acquisitions and growth strategy; the adverse effects of litigation judgments or settlements; interruption in its data processing capabilities; the potential adverse impact of governmental regulation on the Company’s operations; competitive pressures; adverse changes in market pricing, demand and other conditions relating to the Company’s services; possible fluctuations in quarterly and annual operations; and dependence on key management personnel. Additional factors include those described in the Company’s filings with the Securities and Exchange Commission.

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